Exhibit 99.1

Contact Information:	FTD, Inc.
Lisa A. Witek
Investor Relations
(630) 719-6174
lwitek@ftdi.com

FOR IMMEDIATE RELEASE

FTD, Inc. Reports 12% Revenue Increase for Fiscal 2005 Second Quarter
Compared to Prior Fiscal Year’s Second Quarter

DOWNERS GROVE, IL. – Tuesday, January 18, 2005 – FTD, Inc., a leading provider of floral services and products, today announced second quarter fiscal 2005 financial results.

SECOND QUARTER RESULTS

Revenues for the second quarter of fiscal year 2005 grew 12% to $108.3 million, compared to $96.8 million for the second quarter of fiscal year 2004.

Adjusted EBITDA for the second quarter of fiscal year 2005 was $17.9 million compared to $11.5 million in the same period of the prior fiscal year. This 56% increase was driven by the revenue increase and controlled marketing and selling expenses.

A table reconciling GAAP basis net income to EBITDA and Adjusted EBITDA, along with an explanation and definition of Adjusted EBITDA, is included with the attached consolidated financial statements.

Net income for the second quarter of 2005 increased to $5.9 million from net income of $5.5 million in the same quarter of the prior fiscal year. This was primarily due to increased operating income partially offset by an increase in net interest expense of $4.7 million in the current year period related to the Company’s recently issued debt, while the prior year quarter included merger related expenses of $1.3 million.

Consumer Business Segment

The Consumer Business segment is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts, which sells products directly to consumers primarily through the Internet via the www.FTD.COM Web site and through the 1-800-SEND-FTD toll-free telephone number. The Consumer Business segment achieved revenues of $62.1 million in the second quarter of fiscal year 2005, compared to $53.2 million in the second quarter of fiscal year 2004, representing a 17% increase.  The primary factor behind this growth was higher order volumes due to FTD.COM’s marketing programs.

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719- 7800 • www.FTDi.com

Florist Business Segment

The Florist Business segment primarily markets floral products and services to FTD members and other retail locations offering floral products in the U.S. and Canada. The Florist Business segment achieved revenues of $46.1 million in the second quarter of fiscal year 2005, compared to $43.6 million in the second quarter of fiscal year 2004, representing an increase of 6%. Strength in the Florist Business was primarily driven by increased publications revenues, membership revenues and clearinghouse revenues.

SIX MONTH RESULTS

Revenues for the first six months of fiscal year 2005 grew 12% to $190.3 million, compared to $170.4 million for the first six months of fiscal year 2004.

Adjusted EBITDA for the first six months of fiscal year 2005 was $29.4 million compared to $22.3 million in the same period of the prior fiscal year, an increase of 32%. This increase was driven by revenue increases in both the Consumer and Florist Business segments, while the Company maintained cost controls over marketing and selling expenses.

Net income for the first six months of 2005 was $7.7 million, down from net income of $10.3 million in the same period of the prior fiscal year. This was primarily due to a $9.4 million increase in net interest expense in the first half of 2005, partially offset by an increase in operating income, while the prior year period included merger related expenses totaling $1.3 million.

Balance Sheet and Other Highlights

The Company’s debt balance was $259.4 million as of December 31, 2004, consistent with the debt balance of $259.8 million as of June 30, 2004, and in line with management’s expectations. Capital expenditures for the period were $1.9 million primarily related to continued technology improvements.

About FTD, Inc.

FTD, Inc. is a leading provider of floral-related products and services to consumers and retail florists in the approximately $14 billion U.S. floral retail market. The business is supported by the highly recognized FTD brand, which was established in 1910 and enjoys 96% brand recognition among the Company’s principal target market of U.S. consumers, as well as by the Mercury Man logo, which is displayed in approximately 50,000 floral shops globally. The Company conducts business through two operating segments. The Consumer Segment, primarily through the www.ftd.com Web site and the 1-800-SEND-FTD toll-free telephone number, offers same-day delivery of floral orders to nearly 100% of the U.S. and Canadian populations. As a result of the same-day delivery capability and broad product selection, the Consumer Segment is one of the largest direct marketers of floral arrangements and specialty gifts in the U.S.  The Florist Segment provides a comprehensive suite of products and services to enable the network of approximately 20,000 FTD-member florists to send and deliver floral orders. FTD-member florists are able to expand their revenues and reduce their operating costs by participating in the inter-city floral delivery market and utilizing FTD’s business services, technology, branded merchandise and improved operating practices.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company’s products and services; the acceptance by members of the new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to member florists; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of the Company’s marketing campaigns; the ability to retain customers and increase average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company’s Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate additional partners or acquisitions, if any are identified.  These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission.

Financial statements follow…

FTD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
		Predecessor		Predecessor
Revenues:
Florist Business	$46,109	$43,555	$91,810	$85,247
Consumer Business	62,145	53,240	98,515	85,124
Total revenues	108,254	96,795	190,325	170,371

Costs of goods sold and services provided:
Florist Business	13,007	13,747	30,135	28,268
Consumer Business	46,101	39,796	73,431	63,846
Corporate	582	662	1,194	1,292
Total costs of goods sold and services provided	59,690	54,205	104,760	93,406

Gross profit:
Florist Business	33,102	29,808	61,675	56,979
Consumer Business	16,044	13,444	25,084	21,278
Corporate	(582)	(662)	(1,194)	(1,292)
Total gross profit	48,564	42,590	85,565	76,965

Advertising and selling:
Florist Business	14,040	14,557	27,294	26,338
Consumer Business	7,441	6,279	10,891	8,805
Total advertising and selling	21,481	20,836	38,185	35,143

General and administrative:
Florist Business	2,543	2,634	5,117	5,351
Consumer Business	4,127	3,948	7,484	6,943
Corporate	5,948	7,505	12,346	13,530
Total general and administrative	12,618	14,087	24,947	25,824

Operating income (loss) before corporate allocations:
Florist Business	16,519	12,617	29,264	25,290
Consumer Business	4,476	3,217	6,709	5,530
Corporate	(6,530)	(8,167)	(13,540)	(14,822)
Total operating income before corporate allocations	14,465	7,667	22,433	15,998

Corporate Allocations:
Florist Business	2,984	2,974	6,009	6,071
Consumer Business	717	704	1,494	1,443
Corporate	(3,701)	(3,678)	(7,503)	(7,514)
Total corporate allocations	—	—	—	—

Income (loss) from operations:
Florist Business	13,535	9,643	23,255	19,219
Consumer Business	3,759	2,513	5,215	4,087
Corporate	(2,829)	(4,489)	(6,037)	(7,308)
Total income from operations	14,465	7,667	22,433	15,998

Other income and expenses:
Interest income	(91)	(7)	(167)	(13)
Interest expense	5,017	204	10,034	445
Other income, net	(274)	(1,534)	(321)	(1,469)

Total other income and expenses	4,652	(1,337)	9,546	(1,037)

Income before income tax	9,813	9,004	12,887	17,035

Income tax expense	3,925	3,463	5,155	6,686

Net income	$5,888	$5,541	$7,732	$10,349

FTD, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2004	June 30, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$19,482	$2,491
Restricted cash	7,261	7,261
Accounts receivable, less allowance for doubtful accounts of $5,599 at December 31, 2004 and $5,067 at June 30, 2004	30,407	27,572
Inventories, net	11,344	9,392
Deferred income taxes	4,296	4,296
Prepaid expenses and other	7,383	10,312
Total current assets	80,173	61,324

Property and equipment:
Land and improvements	1,380	1,380
Building and improvements	14,286	14,196
Furniture and equipment	5,095	4,771
Total	20,761	20,347
Less accumulated depreciation	2,672	1,136
Property and equipment, net	18,089	19,211

Other assets:
Other noncurrent assets, net	28,680	28,907
Customer lists, less accumulated amortization of $2,090 at December 31, 2004 and $834 at June 30, 2004	10,746	11,673
Other intangible assets	7,837	—
Trademark	121,577	121,577
Goodwill	337,414	337,196
Total other assets	506,254	499,353
Total assets	$604,516	$579,888

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$52,095	$41,311
Customer deposits	5,268	5,441
Unearned income	2,459	2,059
Other accrued liabilities	28,722	23,217
Current maturities of long-term debt	850	850
Total current liabilities	89,394	72,878

Long-term debt	258,513	258,938
Post-retirement benefits and accrued pension obligations	2,591	2,717
Deferred income taxes	57,814	57,814

Stockholder’s equity:
Common stock: $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding at December 31, 2004 and June 30, 2004	—	—
Paid-in capital	186,137	185,390
Retained earnings	9,924	2,192
Accumulated other comprehensive income (loss)	143	(41)
Total stockholder’s equity	196,204	187,541
Total liabilities and stockholder’s equity	$604,516	$579,888

FTD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six-Months Ended December 31,
	2004	2003
		Predecessor

Cash flows from operating activities:
Net income	$7,732	$10,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,615	4,021
Deferred compensation expense	—	36
Amortization of deferred financing costs	669	121
Provision for doubtful accounts	1,971	1,562
Deferred income taxes	—	—
Increase (decrease) in cash due to change in assets and liabilities, net of acquisition:
Accounts receivable	(6,574)	(7,301)
Inventories	(1,952)	(420)
Prepaid expenses and other	3,281	(3,158)
Other noncurrent assets	(257)	106
Accounts payable	10,696	12,616
Other accrued liabilities, unearned income and other	339	1,231

Net cash provided by operating activities	21,520	19,163

Cash flows from investing activities:
Capital expenditures	(1,906)	(3,389)
Acquisition	(3,129)	—

Net cash used in investing activities	(5,035)	(3,389)

Cash flows from financing activities:
Repayments of long-term debt	(425)	—
Issuance of treasury stock	—	18
Capital contribution	747	—
Net repayments of revolving credit facility	—	(6,500)

Net cash provided by (used in) financing activities	322	(6,482)

Effect of foreign exchange rate changes on cash	184	62

Net increase in cash and cash equivalents	16,991	9,354

Cash and cash equivalents at beginning of period	2,491	1,921

Cash and cash equivalents at end of period	$19,482	$11,275

FTD, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

Reconcilation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company defines Adjusted EBITDA as EBITDA plus (i) expenses that are not considered reflective of the Company’s ongoing operations and (ii) management fees, because these fees are excluded in measuring the Company’s performance under the executive compensation plan, the new senior credit agreement and the indenture governing the notes.  The Company defines EBITDA as net income before net interest expense, income tax expense, depreciation and amortization.  EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
		Predecessor		Predecessor

Net income, as reported (GAAP basis)	$5,888	$5,541	$7,732	$10,349
plus: Interest expense, net	4,926	197	9,867	432
plus: Depreciation and amortization	2,660	2,013	5,615	4,021
plus: Income tax expense	3,925	3,463	5,155	6,686
EBITDA	17,399	11,214	28,369	21,488

less: Adjustments not expected to reoccur (1)	—	(183)	—	(183)
plus: Deferred compensation (2)	—	(21)	—	36
plus: Management fees (3)	500	500	1,047	1,000
Adjusted EBITDA (4)	$17,899	$11,510	$29,416	$22,341

(1)          In the second quarter of fiscal year 2004, FTD, Inc. recorded as a component of other expense (income), net, a gain of $1.5 million for the receipt of insurance proceeds related to the consolidated shareholder class action litigation associated with the Company’s fiscal 2002 merger with FTD.COM.  In addition, during the second quarter of fiscal year 2004, FTD, Inc. recorded as a component of Corporate general and administrative expense, expenses of $1.3 million related to the transaction with an affiliate of Leonard Green & Partners, L.P.

(2)          For the six-month period ended December 31, 2003, FTD, Inc. recorded expense related to restricted stock grants under a plan that was terminated in conjunction with the merger with an affiliate of Leonard Green & Partners, L.P.

(3)          Management fees have historically been paid on an annual basis.  Under the new management services agreement with Leonard Green & Partners, L.P., payment of the mangagement fees on any monthly payment date is contingent on FTD, Inc. having had Consolidated EBITDA (as defined in the indenture governing the notes) equal to or greater than $46.8 million for any consecutive twelve-month period ended not more than twelve months prior to that payment date.  In the event any portion of the management fee is not so paid, such amount will accrue and become due and payable in the next month in which payment is permitted.  In addition, in the event of a payment default under the new senior credit agreement or the indenture governing the notes, or a bankruptcy, liquidation or winding-up of FTD, Inc., the payment of all accrued and unpaid management fees will be subordinated to the prior payment in full of all amounts due and owing under the new senior credit facility and the indenture governing the notes.

(4)          The Company uses Adjusted EBITDA as a supplemental measure of performance.  The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance, as it is used as a performance measure under the new senior credit facility entered into in connection with the FTD merger, the indenture governing the notes and the Company’s executive compensation plan.  All of the adjustments made in the calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating the Company’s performance for purposes of coverage ratios under the new senior credit facility and the indenture governing the notes, and the Company’s executive compensation plan bases incentive compensation payments in significant part on the Company’s performance measured using Adjusted EBITDA as presented above.  Measures similar to adjusted EBITDA are also widely used by the Company and by others in the Company’s industry to evaluate and price potential acquisition candidates.  The Company believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP.